Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

between

CATALINA LP

AND

CLEVER LEAVES HOLDINGS INC.

JULY 19, 2021

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	5
1.3	Date for any Action	6
1.4	Knowledge	7
1.5	Schedules	7

Article 2 AUTHORIZATION, SALE AND PURCHASE		7

2.1	Authorization of the Note	7
2.2	Sale and Purchase of the Note	7
2.3	Pari Passu Ranking	7
2.4	Resale and Transfer Restrictions	7

Article 3 REPRESENTATIONS AND WARRANTIES		8

3.1	Representations and Warranties of the Investor	8
3.2	Representations and Warranties of the Company	11
3.3	Survival of Representations and Warranties	17

Article 4 COVENANTS		17

4.1	Affirmative Covenants	17
4.2	Negative Covenants	19
4.3	Reporting Covenants	21
4.4	Rule 144A Information Requirement and Annual Reports	21
4.5	Negative Covenant Regarding Debt	22

Article 5 SECURITY/GUARANTEE		22

5.1	Security	22

Article 6 CLOSING		23

6.1	Closing	23
6.2	Closing Deliveries by the Company	23
6.3	Closing Deliveries by the Investor	24

Article 7 GENERAL PROVISIONS		24

7.1	Notices	24
7.2	Governing Law	25
7.3	Entire Agreement	25
7.4	Assignment	25
7.5	Expenses	26
7.6	Severability; Maximum Payment Amounts	26
7.7	Further Assurances	27
7.8	Time	27
7.9	Confidential Information	27
7.10	Counterpart Execution	27

SCHEDULE “A” – FORM OF NOTE

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT is made effective as of the 19th day of July, 2021 between:

CATALINA LP (the “Investor”), a Limited Partnership organized under the laws of the Province of Alberta

- and -

CLEVER LEAVES HOLDINGS INC., a Company existing under the laws of the Province of British Columbia (the “Company”)

WHEREAS the Investor is prepared to purchase the Note (as defined herein), subject to the terms and conditions of this Agreement;

AND WHEREAS the Company’s board of directors has unanimously resolved that the Company enter into this Agreement providing for the purchase and sale of the Note.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the recitals hereto), unless there is something in the subject matter or context inconsistent therewith:

“1933 Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Note Purchase Agreement (and not any particular Article or Section of this Note Purchase Agreement), and includes the Schedules to this Note Purchase Agreement.

“Applicable Laws” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the party referred to in the context in which the term is used or binding on or affecting the property of such party, all of the foregoing as may exist as of the date hereof or as may be implemented, revised or modified from time to time after the date hereof.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City or the Province of Alberta are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City or the Province of Alberta generally are open for use by customers on such day.

“Canada Opco” means Clever Leaves International Inc.

“Canadian Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and published interpretation notes of, the securities regulatory authorities of the provinces and territories of Canada.

“Clever Leaves” means Ecomedics S.A.S., a Colombian company operating as Clever Leaves.

“Closing” has the meaning ascribed thereto in Section 6.1.

“Common Shares” means the Common shares in the capital of the Company.

“Conversion Shares” means the Common Shares issuable pursuant to the terms of the Note, including upon conversion or otherwise.

“distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under Applicable Securities Laws; and “distribute” has a corresponding meaning.

“Eagle Holdings” means Eagle Canada Holdings Inc., a corporation incorporated under the laws of the Province of British Columbia.

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, pledge, privilege or any other encumbrance or title defect of any nature whatsoever, and any other right of third parties relating to, attaching to or affecting any asset, regardless of form (excluding ordinary course payables), whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing.

“Environmental Laws” means all Applicable Laws relating to the protection of human health and the environment, including all Applicable Laws pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of Releases, or threatened Releases, of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Event of Default” has the meaning ascribed to such term under the Note.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of Canada, the government of Colombia or any other nation, province, territory, state, municipality or other political subdivisions thereof, and any governmental agency, tribunal, commission or other authority or entity exercising executive, legislative, regulatory or administrative functions (for greater certainty, the International Narcotics Control Board of the United Nations shall not constitute a “Governmental Authority”).

“Governmental Charges” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines, due and payable by the Company or any of its subsidiaries (as applicable) to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government.

“Guarantors” means Canada Opco, 1255096 B.C. Ltd., Clever Leaves US, Inc., NS US Holdings, Inc., Herbal Brands, Inc., Northern Swan International, Inc., Northern Swan Management, Inc., Northern Swan Deutschland Holdings, Inc., Northern Swan Portugal Holdings, Inc. and “Guarantor” means any of them.

“Hazardous Materials” means (i) any radioactive material; (ii) any explosive; (iii) any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it will adversely affect its use by man or by any animal, fish or plant; (iv) any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that: (A) endangers the health, safety or welfare of individual persons or the health of animal life; (B) interferes with normal enjoyment of life or property; or (C) causes damage to plant life or to property; (v) any petroleum or petroleum product; (vi) any toxic substance or other contaminant; (vii) any substance declared to be hazardous or toxic under any Applicable Law now or hereafter enacted or promulgated by any Governmental Authority having jurisdiction over the Company, any of the Guarantors or their respective properties, assets or interests, including any substance which would be considered a hazardous substance under any Environmental Law; and (viii) any other substance which is or may become hazardous, dangerous or toxic to individual persons or property, including any asbestos or asbestos-containing material.

“Included Obligors” means the Company, Canada Opco, 1255096 B.C. Ltd., Northern Swan International, Inc., Eagle Holdings and Clever Leaves, and “Included Obligor” means any one of them.

“Issuance Date” has the meaning ascribed to such term under the Note.

“Investment” means an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including a contribution of capital and including the acquisition or holding of the following: all or substantially all of the assets used in connection with a business; common or preferred shares; debt obligations; partnership interests; and investments in joint ventures.

“Material Adverse Change” means any change or event which constitutes a material adverse change in (i) the business, revenues, operations, liabilities (contingent or otherwise), condition and/or prospects (financial or otherwise), assets or properties of the Company and its subsidiaries, taken as a whole, (ii) the enforceability of this Agreement or any of the other Transaction Documents against the Company, (iii) the ability of the Company to timely and fully perform its obligations hereunder or under any of the other Transaction Documents, or (iv) the ability of the Investor to enforce its rights and remedies hereunder or under any of the other Transaction Documents.

“NI 45-102” means National Instrument 45-102 – Resale of Securities.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“Note” means a secured convertible note in the principal amount of $25,000,000 issued by the Company to the Investor on the Issuance Date under this Agreement.

“Obligations” means all monies and obligations now or at any time and from time to time hereafter owing or payable by the Company to the Investor, including pursuant to this Agreement and the other Transaction Documents.

“Obligors” means the Company and the Guarantors and “Obligor” means any one of them.

“Offering” means the offering of the Note pursuant to the terms and conditions of this Agreement.

“Parties” means, collectively, the Company and the Investor; and “Party” means the applicable one of them.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

“Refinancing Indebtedness” shall mean refinancings, replacements, renewals or extensions of debt so long as such refinancings, replacements, renewals, or extensions do not result in an increase in the principal amount of the debt so refinanced, replaced, renewed, or extended (beyond any such limit provided for in Section 4.5 (and provided that the proceeds of any such increase in the principal amount of such debt are received in cash)), other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto.

“Registration Rights Agreement” means the registration rights agreement to be entered into between the Company and the Investor at Closing.

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Note and the Conversion Shares.

“Security” has the meaning ascribed thereto in Section 5.1(c).

“Subordinated Debt” means indebtedness which is subordinated to the Obligations, upon terms and conditions and pursuant to a subordination agreement in form and substance reasonably satisfactory to the Investor.

“Transaction Documents” means, collectively, this Agreement, the Note, the Registration Rights Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto and the Guarantors in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

1.2	Interpretation

Unless the context otherwise requires, the following provisions will govern the interpretation of this Agreement:

(a)	the words “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, and other references are to those contained in or attached to this Agreement unless otherwise specified;

(b)	each reference to “days” in this Agreement means calendar days, unless the term “Business Days” shall be used. Each reference to a time of day in this Agreement means that time in Edmonton, Alberta, unless otherwise specified. In computation of periods of time in this Agreement from a specified date to a later specified date, the word “from” means “from and excluding” and the words “to” and “until” each means “to and including”;

(c)	the words “include”, “including” and similar expressions mean “including but not limited to”;

(d)	the meanings given to terms defined in this Agreement apply to both the singular and plural forms of those terms;

(e)	except as otherwise specified in this Agreement, each reference in this Agreement to a statute, requirement of law or governmental consent shall be deemed to refer to such statute, requirement of law or governmental consent as the same may be amended, supplemented or otherwise modified from time to time;

(f)	except as otherwise specified in this Agreement, each reference in this Agreement to any agreement (including a reference to this Agreement):

(i)	includes all schedules, exhibits, annexes or other attachments hereto or thereto; and

(ii)	refers to that agreement as it may be amended, supplemented or otherwise modified from time to time;

(g)	each reference in this Agreement to a Party shall be deemed to include that Party’s permitted successors and assigns;

(h)	all references in this Agreement to “Dollars” or “$” are to lawful money of the United States of America;

(i)	where in this Agreement a term is defined, a derivative of that term shall have a corresponding meaning;

(j)	the terms “in writing” or “written” include printing, typewriting, facsimile or electronic transmission and reference to disclosure “in writing” to the Investor also includes the written information (including documents, files, records, books and other materials) made available in the Data Room or delivered or produced to the Investor by or on behalf of the Company; and

(k)	the headings of Sections, Articles or Schedules will not be considered in interpreting the text of this Agreement.

1.3	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day that action shall be required to be taken on the next succeeding day which is a Business Day.

1.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the Company’s knowledge, it refers to the actual knowledge of each of the Company’s executive officers after reasonable inquiry.

1.5	Schedules

The following Schedules shall form part of this Agreement:

Schedule “A” – Form of Note

Article 2
AUTHORIZATION, SALE AND PURCHASE

2.1	Authorization of the Note

Subject to the terms and conditions of this Agreement, the Company hereby authorizes the issue and sale of the Note in an aggregate principal amount of $25,000,000, and which shall be in the form set out in Schedule “A”, unless otherwise agreed to by the Company and the Investor.

2.2	Sale and Purchase of the Note

(a)	Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Investor and the Investor will purchase from the Company, on the Issuance Date, the Note at the purchase price of 100% of the principal amount thereof.

(b)	In connection with the purchase of the Note, the Company will pay to the Investor on the Issuance Date an upfront fee in the amount of US$250,000.

2.3	Pari Passu Ranking

All Notes issued hereunder will rank pari passu with all other Notes issued under this Agreement. No amendments may be made to any Note without the same amendments being made to the other Notes.

2.4	Resale and Transfer Restrictions

(a)	The Investor acknowledges and agrees that the Note will be subject to resale and transfer restrictions in Canada pursuant to NI 45-102 and may not be traded unless such trade is made pursuant to an applicable exemption from the prospectus requirements of applicable Canadian securities laws before the date that is four months and one day after the Issuance Date.

(b)	The Investor acknowledges and agrees that it will resell the Notes and the Conversion Shares only in accordance with the provisions of Regulation S of the Securities Act or pursuant to registration under the Securities Act or an available exemption therefrom, and agrees not to engage in hedging activities with regard to the Notes or the Conversion Shares, unless in compliance with the Securities Act.

(c)	The Investor acknowledges that the Note will bear the following legend indicating that the resale of such securities is restricted:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. TRANSFER OF THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(c) AND 17 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c) OF THIS NOTE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (I) [INSERT THE DISTRIBUTION DATE]; AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Investor

As of the date hereof, the Investor hereby represents, warrants and acknowledges to the Company as follows, and acknowledges that the Company is relying on these representations, warranties and acknowledgements in entering into this Agreement:

(a)	Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)	No Public Sale or Distribution. The Investor (i) is acquiring the Note, and (ii) upon conversion of the Note will acquire the Conversion Shares issuable upon conversion thereof, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act or qualified for public distribution or exempted under Canadian Securities Laws; provided, however, by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act or in accordance with Canadian Securities Laws. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities in violation of applicable securities laws.

(c)	Status. The Investor is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act or (ii) not within the United States, is not a U.S. person (as defined in Regulation S) and is not purchasing the Securities for the account or benefit of a U.S. person.

(d)	Canadian Accredited Investor Status. The Investor is an “accredited investor”, as such term is defined in NI 45-106, is being issued the Securities as principal and it was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106.

(e)	Reliance on Exemptions. The Investor understands that the Securities are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and from the prospectus requirements of Canadian Securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(f)	Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the issuance of the Securities that have been requested by the Investor and that are sufficient to enable the Investor to evaluate the entering into of this Agreement and the Investor and its advisors, if any, have been afforded the opportunity to ask questions about the Company and its financial condition, results of operations, business, properties, management and prospects. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties, or to enforce the Company’s covenants and other obligations, contained in any of the Transaction Documents. The Investor understands that its ownership of the Securities involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Securities.

(g)	No Governmental Review. The Investor understands that no United States federal or state agency, no Canadian provincial or federal agency, or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the issue of the Securities.

(h)	Transfer or Resale. The Investor understands that except as provided in the Transaction Documents: the Securities have not been and are not being registered under the 1933 Act or any state securities laws or qualified for distribution under Canadian Securities Laws. The Securities may not be offered for sale, sold, assigned or transferred except in accordance with Regulation S or pursuant to registration under the Securities Act or an available exemption therefrom, and in compliance with all applicable foreign laws. In addition, any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and any sale or transfer of the Securities to a purchaser or transferee whose address is in Canada (or who is a resident of Canada) is prohibited unless it is made in compliance with applicable Canadian Securities Laws including Section 2.5 of NI 45-102. The Investor acknowledges and agrees that the Company will not register any transfer of any Securities not made in accordance with Regulation S or pursuant to registration under the 1933 Act or an available exemption therefrom.

(i)	Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable Investors’ rights and remedies.

(j)	No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state, provincial and territorial securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(k)	Company’s Representation and Warranties. The Investor acknowledges and agrees that the Company does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 or in the other Transaction Documents.

3.2	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor with respect to itself and also with respect to each Guarantor that:

(a)	No Default. No default has occurred and is continuing under any material agreement to which it is a party or by which its properties are bound;

(b)	Status; Corporate Power and Qualification. It:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;

(iii)	has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties and assets, to lease the property it operates under lease and to conduct its business as presently conducted in the jurisdictions in which it currently carries on business;

(iv)	is in compliance with its constating documents and by-laws; and

(v)	is in material compliance with all applicable provisions of Applicable Law;

(c)	Authorization; Execution and Delivery; Approval and Conflict. The execution, delivery and performance by it of this Agreement and the other Transaction Documents and the creation of the Encumbrances in favour of the Investor (each as applicable):

(i)	are within its corporate power;

(ii)	have been duly authorized by all necessary or proper corporate action;

(iii)	do not contravene any provision of its constating documents or by-laws or any resolutions passed by its directors (or any committee thereof);

(iv)	do not result in any breach or violation of any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to it or any of its properties or assets, in all cases, which are reasonably likely to result in a Material Adverse Change;

(v)	do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property or assets is bound, in all cases, which are reasonably likely to result in a Material Adverse Change; and

(vi)	do not require the consent, approval, authorization, order or agreement of, or registrations or qualification with any Governmental Authority or any other Person;

(d)	Validity of Agreements. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject only to:

(i)	applicable bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium laws or similar laws affecting creditors’ rights generally; and

(ii)	the fact that the availability of equitable remedies, such as specific performance and injunctive relief, are in the discretion of a court and may not be available where damages are considered an equitable remedy;

(e)	Taxes and Filings. All material tax returns, reports and statements, including information returns, required by any governmental authority to be filed by it have been filed with the appropriate governmental authority and all taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Proper and accurate amounts have been withheld by it from payments to its employees, customers and other applicable payees for all periods in full as required by all Applicable Laws and such withholdings have been timely paid to the respective governmental authorities;

(f)	Authorized Capital. The authorized capital of the Company consists of: (A) the following common shares: (i) an unlimited number of Common Shares, of which 24,928,260 are issued and outstanding as of May 13, 2021; and (ii) an unlimited number of Non-Voting Common shares, of which 1,217,826 are issued and outstanding as of May 13, 2021; and, (B) an unlimited number of Preferred Shares without par value, none of which are issued and outstanding as of May 13, 2021. Except pursuant to the Transaction Documents, (i) other than (A) warrants to purchase 17,850,460 Common Shares; (B) 570,211 Common Shares under the Company’s 2020 Earnout Award Plan, 948,322 Common Shares issuable on the exercise of options under the Company’s 2020 Incentive Award Plan, and 1,448,032 unvested restricted share units issued under the Company’s 2020 Incentive Award Plan; and, (C) the senior notes of Canada Opco convertible into Common Shares of the Company to be paid out in connection with the Transaction, the Company does not have any outstanding agreement, subscription, warrant, option or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option or commitment) obligating it to issue or sell any Common Shares or other securities, including any security or obligation of any kind convertible into or exchangeable for Common Shares or other security; and (ii) there is no outstanding share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the market price of the Common Shares or the income or any other attribute of the Company or any of its subsidiaries (except as described above). Except as described in the Registration Rights Agreement, or in or filed as an exhibit to the Company’s Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2020, there is no outstanding shareholder agreement, proxy, voting trust, right to require registration under any applicable securities legislation or any other arrangement or commitment to which the Company or any of its subsidiaries is a party or bound, with respect to the voting, disposition or registration of any outstanding securities of the Company or any of its subsidiaries.

(g)	Valid Issuance of Convertible Note and Conversion Shares. The Note will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer set forth in this Agreement and the Note and under applicable securities legislation. The Common Shares issuable upon the conversion of the Note will be duly and validly authorized, allotted and reserved for issuance upon such conversion and will, upon the conversion of the Note in accordance with its terms, be validly issued as fully paid and non-assessable shares in the capital of the Company;

(h)	Corporate Records. Its corporate records are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in material compliance with all Applicable Laws and with its constating documents. Without limiting the generality of the foregoing: (i) the minute books contain, in all material respects, complete and accurate minutes (or drafts thereof) of all meetings of its directors and shareholders and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by its directors and shareholders and all such resolutions were duly passed; and (iii) the registers of directors and officers are complete and accurate and all of its former and present directors and officers were duly elected or appointed, as the case may be;

(i)	Restrictive Agreements. It is not subject to any restriction under its constating documents or is party or subject to any claim, Encumbrance or contract, instrument or other agreement which would prevent (i) the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (ii) compliance by it with the terms, conditions and provisions of this Agreement or the other Transaction Documents, as applicable, or (iii) it from carrying on its business as currently conducted after the date hereof, in all cases, which are reasonably likely to result in a Material Adverse Change;

(j)	No Material Adverse Change. Since March 31, 2021, there has been no change in the affairs, assets, liabilities, business, prospects, operations or conditions (financial or otherwise) of the Company, on a consolidated basis, which had or would reasonably be expected to have a Material Adverse Change;

(k)	Compliance with Contracts. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any third party is in breach or default of any contract, instrument or other agreement to which it is a party and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach;

(l)	Accounting Controls. The Company will, to the extent required under the rules and regulations of the SEC, maintain a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization;

(m)	Compliance with Laws, Licenses and Permits. It (i) has conducted and is conducting its business in compliance with all Applicable Laws of each jurisdiction in which it carries on business except to the extent that any such non-compliance would not be reasonably likely to result in a Material Adverse Change, (ii) possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate Governmental Authority necessary to carry on its business as currently conducted (collectively, the “Permits”), and (iii) will possess all Permits to be issued by the appropriate Governmental Authority necessary to carry on its business prior to carrying on such business. It is in compliance in all material respects with the terms and conditions of all such Permits and it has not received any notice of the material modification, revocation or cancellation of, or any intention to materially modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit.

(n)	comply with all Applicable Laws except to the extent that any such non-compliance shall not be reasonably likely to result in a Material Adverse Change

(o)	Environmental.

(i)	It has conducted, and is conducting, its business in compliance in all material respects with Environmental Laws;

(ii)	To its knowledge, none of the properties owned or leased by it has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws;

(iii)	It has not caused or permitted the release of any Hazardous Substances at, in, on, under or from any property owned or leased by it except in compliance in all material respects with all Environmental Laws;

(iv)	All Hazardous Substances handled, recycled, disposed of, treated or stored on or off-site of any of the properties owned or leased by it have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and, to its knowledge, there are no Hazardous Substances at, in, on, under or migrating from any of the aforementioned properties except in material compliance with all Environmental Laws;

(v)	It is in possession of all required environmental approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the properties (as and when acquired) and conduct its business as it is now being conducted;

(vi)	No environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the properties owned or leased by it and, to its knowledge, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on any of these properties owned or leased by it; and

(vii)	It has not received from any Person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending which would be likely to result in any material action being taken by any Governmental Authority or any other Person;

(p)	Assets. It owns or otherwise holds good and valid legal title to, or holds a valid leasehold interest in, all material assets and properties that are required to conduct its business and operations as presently conducted;

(q)	Insolvency. It has not admitted in writing that it is, or has been declared to be, insolvent or unable to pay its debts. It has not committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any Encumbrance, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it;

(r)	Legal Proceedings. There is no material action, suit or proceeding, at law or in equity, by any person, nor any arbitration, administrative or other proceeding by or before (or to its knowledge any investigation by) any Governmental Authority pending, or, to its knowledge, threatened against or affecting it or any of its properties or rights and, to its knowledge, there is no valid basis which would reasonably be expected to result in any such action, suit, proceeding, arbitration or investigation or which would reasonably be expected to prevent or delay the issuance of the Note, the execution and delivery of any of the other Transaction Documents, or have a Material Adverse Change on the Company or any Guarantor or its assets. It is not subject to any judgment, order or decree entered in any lawsuit or proceeding;

(s)	Insurance. To the extent commercially reasonable in the circumstances, its assets, business and operations will be insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in the same or in a reasonably similar jurisdiction and such coverage shall be in full force and effect, shall name the Investor as additional insured, and it shall not fail to promptly give any notice or present any material claim thereunder;

(t)	Taxes. It has duly and timely filed all material returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such returns are or will be upon filing, true, complete and correct in all material respects. It has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all material Governmental Charges which are due and payable, other than those which are being or have been contested in good faith and, where payment is not yet due. No audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted or threatened with respect to its Governmental Charges, and it is not a party to any action or proceeding for assessment or collection of Governmental Charges and no such event has been asserted or, to its knowledge, threatened against it or any of its assets, except where such deficiencies or other matters, actions or proceedings would not reasonably be expected to have a Material Adverse Change. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Governmental Charges, or of the filing of any return or any payment of Governmental Charges by it;

(u)	Accuracy of Disclosure. All written and factual information previously or contemporaneously furnished to the Investor by or on behalf of the Company for purposes of or in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby, taken as a whole, is true and accurate in every material respect and such information, taken as a whole, is not incomplete by the omission of any material fact necessary to make such information not misleading; and

(v)	No Withholding of Information. The Company has not withheld from the Investor any fact or information relating to the Company or any of its subsidiaries or to the transactions contemplated by this Agreement or the other Transaction Documents that would, in the reasonable opinion of the Company, taken as a whole, be material to the Investor in deciding whether to enter into this Agreement and the other Transaction Documents.

3.3	Survival of Representations and Warranties

The representations and warranties of the Investor and the Company contained in this Agreement and in the other Transactions Documents will survive the execution of this Agreement. Each representation and warranty of the Company will be deemed to repeat on the first day of each fiscal quarter of the Company preceding the Maturity Date (as defined in the Note), with reference to the facts and circumstances then subsisting, as if made at such time.

Article 4
COVENANTS

4.1	Affirmative Covenants

The Company hereby covenants and agrees with the Investor that it will, and it will cause each of the Guarantors to:

(a)	duly and punctually pay all principal, interest and other amounts due under the Note at the times and in the manner specified in the Note;

(b)	maintain its corporate existence in good standing, continue to carry on its business, preserve its rights, powers, licences, privileges, franchises and goodwill, including all material permits necessary to carry on business in all applicable jurisdictions, maintain all qualifications necessary to carry on business in each applicable jurisdiction, and conduct its business in a proper and efficient manner so as to protect its property and income; except where any such failure would not result in a Material Adverse Change;

(c)	comply with all Applicable Laws, except to the extent that any such non-compliance shall not be reasonably likely to result in a Material Adverse Change;

(d)	subject to Section 7.9, permit the Investor and each of its authorized representatives, upon prior written notice from the Investor, to discuss the affairs, finances and condition of the Company and the other Included Obligors with the Company and its authorized representatives (including participating in telephone calls), at such times and as often as reasonably required by the Investor;

(e)	fulfill all covenants and obligations required to be performed by it under the Transaction Documents;

(f)	provide written notice to the Investor of each of the following promptly after the occurrence thereof:

(i)	any Event of Default;

(ii)	receipt of any notice of the termination or suspension of, or a material default under, any material agreement or material permit;

(iii)	all amendments to material permits;

(iv)	all material correspondence and notices received from any Governmental Authority or stock exchange with respect to any material permit, cease trade order, or any regulatory or other investigations into the Company’s practices;

(v)	the incorrectness of any representation or warranty contained herein in any material respect;

(g)	subject to Section 7.9, permit the Investor and its employees and agents to inspect its properties, assets, books and records from time to time (x) prior to an Event of Default which is continuing, at reasonable times during normal business hours and upon reasonable notice and in a manner (whether in person, by telephone or by any electronic means) which does not materially interfere with its business, and (y) following an Event of Default and for so long as it is continuing, at any time with or without notice to the Company or any other Guarantor; and to permit the Investor and its employees and agents to make copies of and abstracts from such books and records and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors;

(h)	subject to Section 7.9, provide the Investor with such further information, financial data, documentation and other assurances as the Investor may reasonably require from time to time;

(i)	pay all taxes imposed on it, or on its income or profits or its assets, when due and payable, except for any taxes assessed against the Company or its subsidiaries which they are in good faith contesting pursuant to a bona fide dispute process;

(j)	maintain a minimum cash balance or available liquidity of the lower of (i) the principal amount of the Note outstanding; and (ii) a demonstratable amount of cash or working capital to fund operations for up to 12 months; and

(k)	to the extent commercially reasonable in the circumstances, maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar businesses or assets in the same or in a reasonably similar jurisdiction.

4.2	Negative Covenants

The Company hereby covenants and agrees with the Investor that the Company will not, and shall ensure that each of the Guarantors shall not, in each case, without the prior written consent of the Investor:

(a)	guarantee, give financial assistance to, or render itself liable in any manner whatsoever, directly or indirectly, for any debt or obligation whatsoever, of any other Person, except for (i) guarantees in respect of Subordinated Debt, (ii) guarantees in respect of debt permitted by Section 4.5 provided by any direct or indirect subsidiary of the Company, or (iii) guarantees provided in support of an affiliate or subsidiary not exceeding $1,500,000;

(b)	grant or suffer to exist any Encumbrance in respect of any of its property, except any Encumbrance in respect of:

(i)	Subordinated Debt;

(ii)	debt permitted by Section 4.2(a) or Section 4.5 hereof;

(iii)	liens for taxes not due or the validity of which is being contested in good faith by appropriate legal proceedings;

(iv)	liens in respect of judgments or awards against the Company for an amount, collectively, not in excess of $1,500,000, with respect to which the Company is contesting in good faith by appropriate legal proceedings;

(v)	inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others, arising in respect of construction, maintenance, repair or operation of assets in the ordinary course of business of the Company, provided that such liens are with respect to obligations which are not due or delinquent, are not registered against title to any assets of the Company, and which liens are being contested in good faith by appropriate legal proceedings;

(vi)	liens given to a public utility or any Governmental Authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company;

(vii)	servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of the Company;

(viii)	liens in favour of the Investor;

(ix)	easements, rights-of-way or servitudes, restrictions and minor imperfections in title on real property;

(x)	purchase money security interests in respect of capital lease obligations and operating lease obligations for the Company, in the maximum aggregate amount of $3,000,000; and

(xi)	any other liens to which the Investor has consented to in writing;

(c)	enter into, amend or be a party to any agreement or transaction with, or make any payment to, any Person not acting at arm’s length (as defined in the Income Tax Act (Canada)) (other than its wholly-owned subsidiaries), other than as disclosed to the Investor, and on such terms that have not been amended as of the date hereof;

(d)	(i) declare or pay any cash dividend or incur any liability to make any other payment or distribution of cash, other property or other assets in respect of any class of its capital stock, warrants, options or other rights with respect to any shares or any class of its capital stock, other than a dividend or any such distribution by a Guarantor to the Investor or among the Guarantors; (ii) make any payment or distribution, or apply any of its funds, property or assets on account of the purchase, redemption, defeasance, sinking fund, retirement, or any other reduction of any class of its capital stock, warrants, options or other rights with respect to any shares of any class of its capital stock, other than any such payment or distribution among the Company and any direct or indirect subsidiary of the Company; (iii) during an Event of Default only, make any repayment, redemption, purchase or other disfeasance or discharge of any indebtedness owing to, or make any other payment to, any affiliate, other than an Obligor (including payments of principal, interest or otherwise on account of in reduction of inter-corporate debt), provided however, until such time that the principal amount of the Note is less than US$12.5 million and subject to the price of the Common Shares being greater than US$7.00, that all such repayment, redemption, purchase or other disfeasance or discharge of indebtedness shall be subject to an aggregate cap of $18.5 million, $8.5 million of which shall be used solely to satisfy the outstanding debt of Herbal Brands, Ltd.; or (iv) make any deposit for any of the foregoing purposes or other discharge of any indebtedness incurred by an affiliate;

(e)	directly or indirectly sell, lease, assign, transfer, covey or otherwise dispose of (whether in one or a series of transactions) its property and assets except for sales (i) of equipment, fixtures or materials that are worn-out or obsolete or have been replaced and are not required for the conduct by the Company or any of its subsidiaries of its business, (ii) of inventory made in the ordinary course and as part of the normal operation of its business, (iii) of property and assets (including any equity interests in any Person) in which the proceeds of such sale are paid to an Obligor and are not distributed to any Person other than to another Obligor, or (iv) otherwise made with the prior written consent of the Investor; or

(f)	amend its articles in any manner which is reasonably likely to result in a Material Adverse Change.

4.3	Reporting Covenants

The Company hereby covenants and agrees with the Investor that the Company will cause to be delivered to the Investor the following financial and other information:

(a)	quarterly, within 45 days after the end of each fiscal quarter of the Company, the unaudited financial statements of the Company, on a consolidated basis, in respect of the most recently completed fiscal quarter of the Company prepared in accordance with GAAP except that such financial statements shall not include any notes thereto and shall be subject to normal year-end adjustments, provided that the first such unaudited financial statements shall be in respect of the fiscal quarter ended September 30, 2021;

(b)	annually, within 90 days after the end of each fiscal year of the Company, the audited year-end financial statements of the Company in respect of such fiscal year, accompanied by management’s discussion and analysis; and

(c)	a compliance certificate from the Chief Executive Officer or Chief Financial Officer of the Company confirming compliance with each of the representations, warranties and covenants contained herein, concurrently with the delivery of the quarterly financial statements referred to in Section 4.3(a) above.

Notwithstanding anything herein to the contrary, for so long as the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and such reports are publicly available via the SEC’s EDGAR system, and such reports are timely filed (giving effect to any grace period provided by Rule 12b-25 under the 1934 Act), except where any such failure would not result in a Material Adverse Change, then the Company shall not be required to deliver to the Investor any of the financial reports set forth in Sections 4.3(a) and 4.3(b).

4.4	Rule 144A Information Requirement and Annual Reports

(a)	At any time the Company is not subject to Section 13 or 15(d) of the 1934 Act, and not exempt from reporting pursuant to Rule 12g3-2(b) under the 1934 Act, the Company shall, so long as the Note or any Common Shares issuable upon conversion hereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act, promptly provide to the Investor, the information required to be delivered pursuant to Rule 144A(d)(4) under the 1933 Act to facilitate the resale of the Note or such Common Shares pursuant to Rule 144A. The Company shall take such further action as the Investor may reasonably request to the extent from time to time required to enable the Investor to sell the Note or such Common Shares in accordance with Rule 144A.

(b)	The Company shall file with the Investor, within 30 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the 1934 Act), copies of any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the 1934 Act. Any such document that the Company files with the SEC via the SEC’s EDGAR system (or any successor system) or SEDAR (or any successor system) shall be deemed to be filed with the Investor for purposes of this Section 4.4(b) at the time such documents are filed via the EDGAR or SEDAR system (or such respective successor), it being understood that the Investor shall not be responsible for determining whether such filings have been made.

(c)	Delivery of the reports, information and documents described in Section 4.4(b) to the Investor is for informational purposes only, and the information and the Investor’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder.

4.5	Negative Covenant Regarding Debt

The Company hereby covenants and agrees with the Investor that the Company will not, and shall ensure that each of its subsidiaries shall not, without the prior written consent of the Investor, create, incur or assume any debt, except for (i) Subordinated Debt, (ii) debt created, incurred or assumed by Herbal Brands, Inc., provided that (A) the proceeds of such debt are received in cash and (B) such debt does not, in the aggregate, exceed $8,500,000, and (iii) debt created, incurred or assumed by any one or more direct or indirect subsidiaries of the Company including, but not limited to, Ecomedics S.A.S. (operating as Clever Leaves), provided that (A) such debt does not (excluding the debt set forth in clause (ii) above), exceed $10,000,000 in the aggregate, at any time and (B) such debt is for general corporate purposes, acquisitions, asset purchases, capital expenditures and any refinancing of debt only.

Article 5
SECURITY/GUARANTEE

5.1	Security

(a)	This Note will be a direct secured obligation of the Company secured by a pledge over (i) the Company’s interests in and to Canada Opco., (ii) Canada Opco’s interest in and to 1255096 B.C. Ltd. and Clever Leaves US, Inc., (iii) 1255096 B.C. Ltd.’s interests in and to Northern Swan International, Inc. and (iv) Clever Leaves US, Inc.’s interests in and to NS US Holdings, Inc., in each case (x) to and in favour of the Investor as evidenced by those certain pledge agreements granted in favour of the Investor.

(b)	The Company agrees to cause each of the Guarantors to deliver a guarantee to the Investor in respect of the present and future obligations of the Company to the Investor, in form and scope satisfactory to the Investor, acting reasonably. In addition, in the event that the Company forms or acquires any direct or indirect wholly-owned subsidiary after the date hereof that (i) comprises at least 5% of the Company’s revenue or assets or (ii) in the aggregate, such subsidiaries collectively comprise at least 10% of the Company’s revenue or assets, the Company agrees to cause each such subsidiary to deliver a guarantee to the Investor in respect of the present and future obligations of the Company to the Investor, in form and scope satisfactory to the Investor, acting reasonably, within seventy-five (75) days after the end of the fiscal quarter of the Company in which such subsidiary was formed or acquired.

(c)	For greater certainty, “Security” includes all security agreements, guarantees and other documents mentioned in Sections 5.1(a) and 5.1(b), and all other documents and agreements delivered by the Company and the Guarantors or others to the Investor from time to time as security for the payment and performance of the obligations of the Company to the Investor, respectively, and the liens constituted by the foregoing. The Security shall be in form and substance satisfactory to the Investor. The Company shall also cause to be delivered to the Investor the opinions of the solicitors for each of the Note Parties (together with opinions from agents in other jurisdictions as applicable) with respect to corporate status of such Persons and their authorized and issued capital (if customary), the due authorization, execution, delivery and enforceability of the Security, and the registration of the Security; all such opinions to be in form and substance satisfactory to the Investor and its counsel, acting reasonably.

Article 6

CLOSING

6.1	Closing

The Offering will be completed by electronic exchange of executed documents on the date hereof (the “Closing”).

6.2	Closing Deliveries by the Company

At the Closing, the Company shall execute and deliver or cause to be executed and delivered to the Investor, in form and substance satisfactory to the Investor, acting reasonably:

(a)	a certificate dated the Issuance Date and signed by appropriate officers of the Company with respect to the constating documents of the Company, all resolutions of the board of directors of the Company relating to this Agreement and the Offering and the incumbency and specimen signatures of signing directors and officers of the Company;

(b)	the opinions referenced in Section 5.1(c);

(c)	the executed Transaction Documents, including the Note, issued in the name of the Investor; and

(d)	such further and other documents and assurances as may reasonably be required to be delivered by or on behalf of the Company to complete the Offering.

6.3	Closing Deliveries by the Investor

At the Closing, the Investor shall deliver or cause to be delivered to the Company:

(a)	payment in immediately available funds for the principal amount of the Note purchased by it;

(b)	the executed Transaction Documents to which it is a party; and

(c)	such further and other documents and assurances as may reasonably be required to be delivered by or on behalf of the Investor to complete the Offering.

Article 7

GENERAL PROVISIONS

7.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by Email or sent by prepaid overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	if to the Company:

c/o Dentons Canada LLP

20th Floor, 250 Howe Street

Vancouver, BC V6C 3R8

Attention: Kimberly Burns & David Kastin

E-mail: kimberly.burns@dentons.com & david.kastin@cleverleaves.com with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention: Eric Foster

E-mail: eric.foster@dentons.com

(b)	if to the Investor:

1900, 333 7th Avenue S.W.

Calgary, AB T2P 2Z1

Attention: Aaron Bunting

E-mail: legal@safgroup.ca

with a copy to:

Stikeman Elliott LLP

4300 Bankers Hall West

888 – 3rd Street S.W.

Calgary, Alberta T2P 5C5

Attention: Leland Corbett

E-mail: lcorbett@stikeman.com

7.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the Parties hereby attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta.

7.3	Entire Agreement

This Agreement:

(a)	constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the any of the Investor and the Company and their respective Affiliates with respect to the subject matter hereof; and

(b)	shall be binding on and enure to the benefit of the Parties and their respective successors and permitted assigns.

7.4	Assignment

This Agreement shall be binding upon and enure to the benefit of the Parties and their successors and permitted assigns, provided that (a) neither this Agreement, nor the benefit hereof, may be assigned by the Company without the prior written consent of the Investor, which consent may be withheld in the sole and absolute discretion of the Investor, and (b) neither this Agreement, nor the benefit hereof, may be assigned by the Investor without the prior written consent of the Company, which consent may be withheld in the sole and absolute discretion of the Company. Notwithstanding the foregoing, the Investor may assign this Agreement and the benefits hereof to one or more of its Affiliates without the prior written consent of the Company.

7.5	Expenses

All reasonable fees, costs and expenses incurred by the Investor in connection with this Agreement and the transactions contemplated hereby (including for certainty all reasonable and documented legal fees) will be paid by the Company, provided that such fees, costs and expenses shall not exceed $120,000.

7.6	Severability; Maximum Payment Amounts

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Company and/or any of its subsidiaries (as the case may be), or payable to or received by the Investor, under the Transaction Documents (including without limitation, any amounts that would be characterized as “interest” under Applicable Law) exceed amounts permitted under any Applicable Law. Accordingly, if any obligation to pay, payment made to the Investor, or collection by the Investor pursuant the Transaction Documents is finally judicially determined to be contrary to any such Applicable Law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of the Investor, the Company and its subsidiaries and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Applicable Law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of the Investor, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to the Investor under the Transaction Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by the Investor under any of the Transaction Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise be violative of Applicable Law, such amounts shall be pro-rated over the period of time to which they relate.

7.7	Further Assurances

Each Party will perform all acts, execute and deliver all documents and give all assurances reasonably necessary to give effect to this Agreement.

7.8	Time

Time is of the essence hereof.

7.9	Confidential Information

The Investor hereby acknowledges and agrees that the results of any inspections, examinations or discussions conducted by the Investor in accordance with Section 4.1(d) and Section 4.1(g) and the information, financial data, documentation and other assurances obtained in accordance with Section 4.1(h) (collectively, the “Confidential Information”) may be considered material non-public information and the Investor hereby acknowledges and agrees that it will treat such Confidential Information confidential and is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  The Investor further understands that the information it receives may constitute material non-public information.  The Investor hereby agrees to indemnify and hold harmless the Company and its affiliates from any violation by the Investor or its Affiliates of the United States securities laws.

7.10	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement. Each Party shall be entitled to rely on delivery of an executed facsimile or a scanned copy by electronic mail (i.e., “pdf” or “tif”) of this Agreement, and that facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

EXECUTION VERSION

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

CLEVER LEAVES HOLDINGS INC.

Per:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler
	Title:	Chief Executive Officer
Per:
Name:
Title:

CATALINA LP, by its general partner, CATALINA GP INC

Per:	/s/ Aaron Bunting
	Name:	Aaron Bunting
	Title:	Chief Financial Officer

Schedule A

FORM OF NOTE

A-1